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                                                                      EXHIBIT 99


NEWS RELEASE

HASTINGS                                  CONTACT:  DAN CROW             PR02-87
ENTERTAINMENT, INC.                                 Vice President and
                                                    Chief Financial Officer
                                                    (806) 351-2300, ext. 6000
                                                    www.gohastings.com


HASTINGS ENTERTAINMENT, INC. AGREES TO SETTLE SHAREHOLDER LAWSUITS


AMARILLO, Texas, September 12, 2002--Hastings Entertainment, Inc. (NASDAQ:
HAST), a leading multimedia entertainment superstore retailer, today announced that an agreement in principle has been reached with respect to the shareholder class action lawsuits filed against the Company in fiscal 2000.

The settlement, which is subject to execution of a final settlement agreement and approval by the court, requires a payment of $5.75 million. Amounts remaining under the Company's director and officer insurance policy after payment of litigation expenses are expected to cover a substantial portion of the settlement. The Company estimates that amounts remaining under the policy after all litigation expenses will be approximately $3.25 million and has recorded a loss contingency of $2.5 million, or $0.22 per diluted share. The loss contingency has been recorded in the Company's financial statements as of July 31, 2002 contained in its Quarterly Report on Form 10-Q to be filed today. The financial statements will show a loss of $0.14 per diluted share for the second quarter of fiscal 2002.

"Although we believe there was no merit to the allegations brought by the Plaintiffs", stated John H. Marmaduke, President and Chief Executive Officer, "we felt a settlement was in the best interest of our shareholders, especially considering the amount of time, money and attention management has had to devote to defending these lawsuits. We are pleased to put an end to this process and return our focus to running our business."

"While confident of our position in the litigation, the litigation was a continuing drain on the Company's limited resources, resources that should be focused on our business," stated Dan Crow, Vice President and Chief Financial Officer. "In the end, we reluctantly concluded that the interests of the shareholders and the Company would best be served by settling these claims as it became apparent there was a risk that estimated legal costs to continue litigating the matter could have exceeded the settlement amount we were offered."

"As the potential outcome of the litigation was not determinable and the amount of loss, if any, could not be estimated, the earnings guidance we had previously issued on August 21, 2002 did not reflect any cost to Hastings for this litigation and, in fact, it was only after August 21, 2002 that the Plaintiffs made a proposal that allowed us to believe a settlement was possible," Crow continued. "Therefore, we are now lowering our guidance for fiscal year 2002 from a range of $0.60 to $0.65 per diluted share to a range of $0.38 to $0.43 per diluted share to allow for the effect of settling these actions."

Safe Harbor Statement

Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words "believe," "expect," "intend," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements that address guidance for the fiscal year 2002 are based on events that we expect or anticipate will occur in the future and are forward-looking statements. Such statements are based upon company


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management's current estimates, assumptions and expectations, which are based on information available at the time of the disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry relating to the products we inventory, sell or rent, the effects of or changes in economic conditions in the U.S. and or the markets in which we operate our superstores and whether or not the court approves the settlement described above, any of which could cause actual results to differ materially from those described herein. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 144 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets throughout the United States.

Hastings also operates www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our Web site contains press releases and access to filings with the Securities Exchange Commission.